Exhibit 99.2

TRANSTECH SERVICES PARTNERS INC. COMPLETES INITIAL PUBLIC OFFERING

May 31, 2007 - New York, NY - TransTech Services Partners Inc. (OTCBB: TTSPU) announced yesterday that it closed its initial public offering of 4,500,000 units. The units were sold at an offering price of $8.00 per unit. Each unit issued in the initial public offering consists of one share of TransTech’s common stock, $.0001 par value per share, and one warrant to purchase one share of common stock. Prior to the effectiveness of the public offering, TransTech consummated a private placement of 1,191,667 warrants at $1.20 per warrant to a stockholder of TransTech. The warrants sold in the private placement are substantially similar to those underlying the units sold in the initial public offering. The initial public offering and the private placement generated gross proceeds in an aggregate amount of $37,430,000 to TransTech of which $35,530,000 has been deposited in a trust account for the benefit of TransTech’s public stockholders. Cowen and Company, LLC and Maxim Group LLC acted as underwriters of the initial public offering.

TransTech Services Partners Inc., is a newly organized Business Combination Company™ formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, a business in the business service industry. TransTech initially intends on focusing on one or more small-to mid-market U.S. and/or European based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements, which would include leveraging delivery centers located in offshore countries, such as India.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 23, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Cowen and Company, LLC, c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Dept., (631) 254-7106 or Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Telephone: (800) 724-0761.

Company Contact:

LM Singh
Chief Financial Officer and Vice President
Telephone: +1 (212) 696-5977/ +1 (732) 207-7713
Email: lmsingh@usa.net